Exhibit 3.1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

Galectin Therapeutics, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

By its Articles of Incorporation, as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada, the Board of Directors adopted a resolution establishing a class of capital stock of the Corporation as Common Stock (Class W) and that the designation and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such class and the qualifications, limitations and restrictions thereof are as further described in Exhibit A attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X
Signature of Officer	Name: Peter G. Traber, MD.
Title: Chief Executive Officer and President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

EXHIBIT A

GALECTIN THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

COMMON STOCK (Class W)

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Peter G. Traber, MD, does hereby certify that:

I. He is the Chief Executive Officer and President of Galectin Therapeutics, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock of which 14,001,000 shares have been previously designated as preferred stock and of which 5,999,999 shares are hereby designated as a new class of common stock known as Common Stock (Class W) (“Common Stock (Class W”).

3. Pursuant to the authority conferred on the Corporation’s board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada (“NRS”), the Board of Directors adopted the following resolution establishing a Class of Common Stock of the Corporation as Common Stock (Class W) and that the designation and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such class and the qualifications, limitations and restrictions thereof are as follows:

TERMS OF COMMON STOCK (CLASS W)

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the class of the Corporation’s common stock and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Preferred Stock” shall have mean Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Super Dividend Convertible Preferred Stock of the Corporation.

“Common Stock (Series W)” shall have the meaning given such term in Section 2”.

Section 2. Designation, Amount and Par Value. There shall be a Class of capital stock of the Corporation designated as the Corporation’s Common Stock (Class W) (the “Common Stock (Class W)”), of which the number of shares so designated shall be 5,999,000 shares. The Common Stock (Class W) may be issued in one or more sub-series.

Section 3. Dividends. Holders shall be entitled to receive dividends if and when and to the same extent that dividends are declared and paid on shares of Common Stock.

Section 4. Voting Rights. The holder of each share of the Common Stock (Class W) shall be entitled to one vote for each share of Common Stock (Class W) and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. The holders of Common Stock (Class W) shall vote together with the holders of Common Stock and other voting capital stock of the Corporation to elect all other members of the Board of Directors. Each holder of a share of the Common Stock (Class W) shall be entitled to receive the same prior notice of any shareholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Common Stock (Class W).

Section 5. Certain Adjustments. The Corporation shall not, at any time while the Common Stock (Class W) is outstanding: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, unless provision is made by the Corporation to make equivalent dividend payments with respect to, or equivalent changes to (by way of subdivision, combination or reclassification, as applicable) the outstanding shares of, the Common Stock (Class W). Whenever an adjustment to the Common Stock (Class W) is made pursuant to this Section 5, the Corporation shall notify each holder of Common Stock (Class W) of such adjustment as and when holders of Common Stock are notified of such equivalent adjustment to the shares of Common Stock.

Section 7. Liquidation Rights. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Common Stock and Common Stock (Class W) will be entitled to receive ratably, on a pari passu basis, all assets of the corporation available for distribution to its stockholders.

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